Exhibit 10.1

Goldman Sachs Bank USA | 200 West Street | New York, NY 10282

August 1, 2025

Elme Communities

7550 Wisconsin Ave., Suite 900

Bethesda, MD 20814

Attention: Steven Freishtat, Chief Financial Officer

Re:	The Real Property Described in Exhibit A hereto (each, a

“Property” and collectively, the “Property” or the “Properties”)

PERSONAL AND CONFIDENTIAL

Ladies and Gentlemen:

This Commitment Letter (including the summary of terms attached as Exhibit C (the “Summary of Terms”) and the other exhibits hereto, the “Commitment Letter”) between Goldman Sachs Bank USA, having an address at 200 West Street, New York, New York 10282 (with its affiliates, successors and assigns, “Lender”) and Elme Communities, having an address at 7550 Wisconsin Ave, Suite 900, Bethesda, MD 20814 (“Sponsor”) sets forth the terms of a loan (the “Loan”) by Lender or its designee to one or more special purpose entities (collectively, “Borrower”) directly or indirectly owned by Sponsor, which Loan will be secured by all of the Properties listed in Exhibit A hereto and by other collateral, as further described in this Commitment Letter. The proceeds of the Loan are being used to make certain distributions to the shareholders of the Sponsor, to pay expenses of the closing of the Loan, to fund the required reserves contemplated below, and for other general corporate purposes of the Sponsor and its subsidiaries. The closing of the Loan and the transaction contemplated by the foregoing sentence are to occur in connection with the disposition of certain other properties directly or indirectly held by the Sponsor pursuant to that certain Purchase and Sale Agreement, dated as of August 1, 2025 (the “Transaction Agreement”) entered into by and among Elme Communities, WASHREIT OP LLC, Echo Sub

LLC, CEVF VI Capitol Holdings, LLC, and CEVF VI Co-Invest I Venture, LLC, and the plan of liquidation of the Sponsor to be adopted in connection with the disposition contemplated by the Transaction Agreement (the “Liquidation”). The Summary of Terms sets forth the principal terms and conditions of the Loan which have been agreed to by the parties hereto. All capitalized terms used and not defined herein shall have the respective meanings given such terms in the Summary of Terms.

1.	Commitment.

If, prior to 5:30 p.m. (New York City time) on the date hereof, this Commitment Letter shall have been executed by all parties and you shall have delivered to us the Expense Deposit described in the Summary of Terms, then Lender shall be committed to provide or cause its designee to provide the Loan, subject to the terms, conditions and limitations described herein.

2.	Commitment Fee.

Sponsor shall pay the Commitment Fee, each Commitment Extension Fee, the Commitment Exit Fee, the Funding Fee, and the other amounts set forth in that certain Fee Letter (the “Fee Letter”) entered into between Sponsor and Lender, in each case at the time and in the amount set forth in the Fee Letter. The Fee Letter and all definitions set forth therein that are used but not defined herein are incorporated herein by this reference.

3.	Closing Requirements.

Lender’s commitment and agreements hereunder to fund the Loan are subject to (i) the terms, conditions and limitations specified in this Commitment Letter (including the loan sizing parameters and other requirements specified in the Summary of Terms, but subject to the “Special Reserves” section of the Summary of Terms), (ii) satisfactory completion of Lender’s customary know-your-customer requirements (the “KYC Condition”) with respect to all applicable entities and natural persons, (iii) satisfactory completion of the closing deliverable requirements set forth on Exhibit D hereto, (iv) the accuracy in all material respects of the most recent Sponsor and Property-level financial statements and rent rolls delivered to us, (v) there not having occurred since the respective dates of such financial statements and rent rolls any event that has resulted in or could reasonably be expected to result in a material adverse change in or effect on the use, value or possession of the Properties, taken as a whole, or the general affairs, management, financial position, shareholders’ equity or results of operations of Sponsor or Borrower (other than, for the avoidance of doubt, the closing of the transactions contemplated by the Transaction Agreement and the Liquidation), and (vi) the “Closing” (as defined in the Transaction Agreement) shall have occurred prior to or substantially concurrently with the funding of the Loan in accordance with the Transaction Agreement and the Transaction Agreement having not been amended or modified, and no closing condition having been waived or consent granted, in each case, in any respect that would be materially adverse to Lender without the Lender’s prior written consent (in its sole discretion). Lender’s commitment and agreements hereunder are also subject to the execution and delivery of appropriate definitive loan documents relating to the Loan (collectively, the “Loan Documents”), opinions of counsel, and other customary closing deliverables. It is anticipated that the Loan Documents will contain terms that are substantially consistent with the Summary of Terms, provided that Sponsor acknowledges that the Summary of Terms does not set forth all of terms for the Loan and that additional terms may be required, as mutually agreed by Lender and Sponsor.

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4.	Due Diligence

Sponsor acknowledges that Lender’s due diligence investigations of the Properties, Borrowers and Sponsor, as described in the Summary of Terms, are intended to proceed simultaneously with Lender’s counsel’s preparation of documentation and scheduling for closing of the Loan, and that neither Lender’s nor Lender’s counsel’s activities in this regard shall be construed as evidence of the waiver or satisfactory completion of such investigations. Notwithstanding anything to the contrary contained in this Commitment, but subject to the “Special Reserves” provision below, neither the commencement nor the completion of such due diligence investigations of the Properties, nor your compliance with any of the agreements, obligations or provisions of this Commitment (other than the conditions set forth in Exhibit D and the conditions set forth in the Sections captioned “Closing Requirements” and “Termination” herein) shall constitute a condition to our commitments hereunder or the funding of the Loan on the Closing Date.

5.	Special Reserves.

To the extent there exists or occurs with respect to any of the Properties material defects (including any material matters disclosed by current engineering, environmental, seismic, title and zoning reports), there are shortfalls of Lender’s required due diligence or there are any circumstances or conditions with respect to any Property, Borrower, Sponsor or tenants of a Property that either have or can reasonably be expected to have a material adverse effect on the value of the Loan or on the obligors’ performance thereunder, as reasonably determined by Lender, then (i) the Loan shall nevertheless be funded in accordance with the terms hereof, (ii) Borrower shall covenant to use commercially reasonable efforts correct such defects, including, if applicable, providing appropriate insurance as reasonably determined by Lender, within a reasonable period of time following the Closing Date, and (iii) Lender may establish one or more special reserves (each, a “Special Reserve”) in an amount (as reasonably determined by Lender (in consultation with any applicable consultants, engineers or similar third party experts, if any)) sufficient to correct or collateralize such defects, circumstances, conditions or shortfalls. For the avoidance of doubt, no Special Reserve funds shall be required to be escrowed to the extent the costs of any such repairs or life/safety matters are reserved in a closing date reserve account described in the Summary of Terms. For the avoidance of doubt, if Borrower is unable to satisfy the KYC Condition (a “KYC Condition Failure”), such defect shall not be subject to a special reserve, and Lender shall not be required to fund the Loan or any portion thereof.

6.	Information.

Sponsor represents and covenants that (i) all information, documentation or other materials (“Information”) (other than the Projections (as defined below), other forward-looking information and information of a general economic or industry specific nature) provided by or on behalf of Sponsor or Borrower, or any of their respective subsidiaries or affiliates, to Lender in connection with the Loan is and, in the case of Information made available after the date hereof, will be, when furnished, in each case, taken as a whole, complete and correct in all material

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respects and does not, and in the case of Information made available after the date hereof, will not, when furnished, in each case, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date) and (ii) all financial projections concerning Borrower or Sponsor, taking into account the consummation of the Loan, that have been or will be made available to Lender by or on behalf of Sponsor, Borrower, or any of their respective subsidiaries or affiliates (the “Projections”) have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections are furnished to Lender, it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, and actual results may vary materially from the Projection. You agree to supplement, or cause to be supplemented, the Information from time to time until the completion of syndication or securitization of the Loan, so that the conditions and representations and warranties contained in the preceding sentence are correct in all material respects. In syndicating and/or securitizing the Loan, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. Information provided to us, including tenant information, will be included in offering documents in connection with a syndication or securitization of the Loan. Subject to the Section in the Summary of Terms captioned “Confidentiality”, in connection therewith, Lender and its representatives may share all such information and material with (x) the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the Loan documents relating thereto or the applicable secondary market transaction, and (y) various investors, some of whom may see some or all of such information by way of dissemination through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating or securitizing the Loan or otherwise, and you acknowledge that neither Lender nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform or otherwise obtained as provided herein. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, Borrower, or any other party or to advise or opine on any related solvency issues.

7.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of Lender (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of Lender and the other parties hereto and, except for the indemnified parties as set forth under “Expenses; Indemnification” in the Summary of Terms, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Lender may assign its commitment, in whole or in part, only to one or more prospective lenders to be a party to the Loan Documentation that are (i) approved by Sponsor in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (ii) agreed upon in writing by Sponsor and Lender on or prior to the date hereof (including, for the avoidance of doubt, those lenders identified in the “syndication plan” for the Loan agreed to by the Lender and Sponsor prior to the date hereof) (such lenders described in clauses (i) and (ii), each, a “Permitted Assignee”), whereupon Lender shall be released from its commitment hereunder so assigned to the extent such assignment is

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evidenced by either executed definitive Loan Documentation or a customary joinder agreement (a “Joinder Agreement”) pursuant to which such Permitted Assignee agrees to become party to this Commitment Letter and agrees to extend commitments directly to the Borrowers on the terms set forth herein (it being understood that such Joinder Agreement shall not add any conditions to the availability of the Loan or change the terms of the Loan or change compensation in connection therewith except as set forth in the Commitment Letter and shall otherwise be reasonably satisfactory to you and us).

8.	Confidentiality.

Please note that this Commitment Letter is subject to the provisions set forth in the Summary of Terms in the Section captioned “Confidentiality” herein.

9.	Expiration.

Lender’s commitment and agreements hereunder will terminate upon the first to occur of (i) the date on which the Loan closes (the “Closing Date”), (ii) 5:00 p.m. (Eastern) on January 31, 2026 (the “Final Commitment Expiration Date”), (iii) any date on which a Commitment Extension Fee is due to Lender pursuant to the Fee Letter but is not paid, and (iv) the date on which this Commitment is terminated pursuant to the Section captioned “Termination” herein.

Sponsor acknowledges and agrees that except as expressly set forth above, no course of dealing among Lender, Borrower and Sponsor and their respective counsel (including investigations or the negotiation or exchange of draft loan documents) prior to or after the Final Commitment Expiration Date shall constitute an extension of the Final Commitment Expiration Date or otherwise form the basis of any claim against Lender.

10.	Termination.

Lender may, at its option exercised by written notice to Sponsor at its address shown above and, in the case of clause (ii), only after giving effect to the Section above captioned “Special Reserves”, terminate this Commitment in its entirety in the event of the occurrence of any of the following:

(i)	Sponsor breaches any material provision contained in this Commitment Letter.

(ii)

Sponsor has made, in writing, any material representation or warranty to Lender, which was untrue or false in any material respect when made or which becomes untrue or false in any material respect and which, in each case, individually or in the aggregate, could reasonably be expected to materially and adversely affect the transactions contemplated in this Commitment Letter or the liquidity, validity and priority of the Loan and Lender’s lien on the Properties and the other collateral for the Loan.

(iv)	Any petition of bankruptcy, insolvency or reorganization (a “Bankruptcy Action”) is filed by or against Sponsor or the direct or indirect owner of any Property.

(v)	A KYC Condition Failure.

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(vi)

The failure of any condition precedent to the consummation of the Loan as set forth in the Section herein captioned “Closing Requirements” or in Exhibit D hereof to be satisfied prior to the Final Commitment Expiration Date (other than a KYC Condition Failure), unless waived by Lender in its sole and absolute discretion.

Delay in the exercise of Lender’s right to terminate this Commitment in part or in whole upon the occurrence of any of the events listed above shall not be construed as a waiver of such right. The failure of Lender to act in any such event shall not be construed as a waiver of its right to act with respect to any subsequent event of a similar nature. Upon termination as set forth above, all of the obligations of Lender and Sponsor pursuant to this Commitment (other than those that expressly survive termination) shall cease and be of no further force and effect whatsoever.

11.	Miscellaneous.

The Fee Letter and the provisions set forth (i) herein in the sections captioned “Commitment Fee”, “Confidentiality”, and “Miscellaneous”, and (ii) in the Summary of Terms in the sections captioned “Expenses; Indemnification”, “Confidentiality”, “No Fiduciary Duty, etc.”, “Governing Law, etc.” and “Miscellaneous”, in each case, will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered and notwithstanding the expiration or termination of this Commitment Letter or Lender’s commitment and agreements hereunder.

This Commitment Letter is subject to the provisions set forth in the Summary of Terms in the section captioned “Governing Law, etc.” Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

Lender hereby notifies Sponsor and Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) Lender may be required to obtain, verify and record information that identifies the Sponsor and Borrower and certain of their affiliates, which information includes the name and address of such party and other information that will allow each Lender to identify such party in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Copies of originals, including copies delivered by facsimile, pdf or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for all purposes hereunder. Signatures executed electronically using DocuSign or similar signature software shall be regarded as original signatures for all purposes hereunder. This Commitment Letter (with the Summary of Terms) and the Fee Letter, are the only agreements that have been entered into among the parties hereto with respect to the Loan and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Loan. This Commitment Letter may not be amended or any term or provision hereof waived or otherwise modified except by a written instrument executed and delivered by all parties hereto.

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If the Loan fails to close for any reason other than a default by Lender hereunder, then Sponsor shall pay to Lender, on or prior to the Final Commitment Expiration Date, (i) all amounts required to be paid by Sponsor pursuant to the Fee Letter, plus (ii) the amount required to reimburse Lender as described in the section captioned “Expenses; Indemnification” in the Summary of Terms. Such amounts shall collectively constitute full, agreed and liquidated damages for such failure to close the Loan.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Lender on the date hereof a copy of this Commitment Letter and remitting to us the Expense Deposit, whereupon this Commitment Letter will become a binding agreement between us. We look forward to working with you on this transaction.

Very truly yours, GOLDMAN SACHS BANK USA

By:	/s/ Charles Johnston
Authorized Person

[Elme Communities – Commitment Letter]

AGREED AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN: ELME COMMUNITIES

By:	/s/ Paul T. McDermott
Name: Paul T. McDermott Title: President and Chief Executive Officer

[Elme Communities – Commitment Letter]

Exhibit A

Description of Properties

Name of Property	Address	Location (City, State)	Asset Type
Riverside Apartments	5860 Cameron Run Terrace	Alexandria, VA	Multifamily
Elme Bethesda	5114 Dudley Lane	Bethesda, MD	Multifamily
Elme Germantown	2 Observation Court	Germantown, MD	Multifamily
Elme Watkins Mill	180 Watkins Station Circle	Gaithersburg, MD	Multifamily
3801 Connecticut Avenue	3801 Connecticut Avenue	Washington, DC	Multifamily
Kenmore Apartments	5415 Connecticut Avenue	Washington, DC	Multifamily
Yale West	443 New York Avenue Northwest	Washington, DC	Multifamily
Elme Conyers	50 Greenleaf Rd	Conyers, GA	Multifamily
Elme Marietta	1113 Powers Ferry Place	Marietta, GA	Multifamily
Elme Sandy Springs	501 N. River Parkway	Sandy Springs, GA	Multifamily
Land Parcel	2000 HUNTINGTON AVENUE	Alexandria, VA	Land
Watergate 600	600 New Hampshire Avenue Northwest	Washington, DC	Office

Exhibit B

Underwritten Net Operating Income (Draft as of date of Commitment Letter)

Exhibit C

Summary of Terms

1. Lender:	Goldman Sachs Bank USA or its designee (“Goldman Sachs”) and its successors and assigns.

2. Sponsor:	Elme Communities.

3. Borrower:	One or more special-purpose, bankruptcy-remote Delaware limited liability companies, each of which is wholly owned by another special-purpose, bankruptcy-remote Delaware limited liability company (the “Pledgor”) and is indirectly wholly owned and controlled by Sponsor (except in the case of Watergate 600, such property is owned by a Delaware limited partnership, which is owned 99.6% by a Delaware limited liability company indirectly wholly owned and controlled by Sponsor, and shall permit certain unsecured intercompany indebtedness pursuant to terms to be reasonably agreed). At Sponsor’s election, such entity may be a newly formed Delaware entity (unless the entity owns property in Washington, D.C. which is subject to material transfer tax) or a Delaware entity “recycled” in accordance with Lender’s standard criteria. Borrower and Pledgor will each have two independent directors provided by a nationally-recognized provider of independent directors (which 2 directors at the Borrower level may be the same directors at the Pledgor level). Outside counsel or special Delaware counsel to Borrower shall deliver a bankruptcy non-consolidation opinion in form and substance reasonably satisfactory to Lender. In all cases the parties agree to reasonably cooperate in connection with the foregoing to minimize any transfer or other adverse taxes, TOPA or other timing or monetary impediments to closing.

4. Loan Amount:	Up to $565,000,000 (the “Maximum Loan Amount”). The Loan Amount is subject to:

(i) A minimum aggregate appraised value of all Properties (based on as-is MAI/FIRREA appraisals acceptable to Lender) such that the aggregate LTV, calculated as the Loan Amount divided by the aggregate appraised value of all Properties, does not exceed 65%.

(ii)  A minimum aggregate appraised value of all multifamily Properties (based on the foregoing appraisals) such that the multifamily-only LTV, calculated as the Loan Amount divided by the aggregate appraised value of all multifamily properties, does not exceed 70%.

(iii)  A debt yield based solely on the multifamily Properties, calculated as the aggregate underwritten net operating income (“UWNOI”) of all multifamily Properties divided by the Loan Amount, that is not less than 8.4%. See Exhibit B for Lender’s method for calculating UWNOI.

Further, the funded Loan Amount shall be the Maximum Loan Amount reduced by the sum of the Release Prices (as defined below) attributable to any Properties sold in an arm’s-length sale to an unaffiliated third party prior to the Closing Date (the Maximum Loan Amount minus the sum of the Release Prices of any such Properties is referred to herein as the “Outstanding Commitment Amount”).

5. Interest Rate:	One-month Term SOFR (subject to a floor of 3.00%) plus the Spread (as defined below).

“Spread” means:

(a) From the Closing Date through the end of the 6th full Interest Accrual Period (including any initial stub period), 2.25% (225 basis points);

(b) During the 7th through 9th full Interest Accrual Periods, 2.75% (275 basis points);

(c) During the 10th through 12th full Interest Accrual Periods, 3.00% (300 basis points);

(d) During the 13th through 15th full Interest Accrual Periods, 3.50% (350 basis points);

(e) During the 16th through 18th full Interest Accrual Periods, 3.75% (375 basis points); and

(f) During all Interest Accrual Periods thereafter, 4.00% (400 basis points).

The default rate equals 300 bps plus the then applicable Interest Rate.

Interest shall accrue on an actual/360 basis from and including the 15th day of each month to but excluding the 15th day of the next following month (an “Interest Accrual Period”). The payment date shall be the 9th day of each month on a preceding business day convention (a “Payment Date”).

6. Interest Rate Cap:	Borrower shall purchase and pledge to Lender an interest rate cap satisfying rating agency criteria with a term of one year, a notional amount equal to the then outstanding principal amount of the Loan and a strike rate equal to the lesser of (x) 5.00% and (y) the rate that, when added to the Spread, results in a 1.10x DSCR. If, at any time, the notional amount of such interest rate cap agreement is higher than the outstanding principal balance of the Loan, Borrower shall be permitted to release or transfer a portion of the notional amount of such interest rate cap agreement in an amount equal to the amount of such excess, provided that any proceeds of such transaction shall be remitted into the Shortfall Reserve (as defined herein). The cap counterparty must have and maintain long-term unsecured debt or counterparty ratings of (a) A+ or higher by S&P, (b) A3 or higher by Moody’s, and (c) A or higher by Fitch. Borrower shall cause counsel to the cap counterparty to deliver legal opinions with respect to enforceability, authority and other customary matters.

7. Term:	One year, with a single one-year extension option.

The extension option shall be subject to certain conditions precedent, including (i) no event of default then outstanding, (ii) 30 days prior written notice, (iii) the outstanding principal balance of the Loan having been partially prepaid such that the outstanding principal balance of the Loan upon commencement of the extension term is no more than 60% of the Maximum Loan Amount, (iv) a minimum aggregate appraised value of all multifamily Properties (based on new as-is MAI/FIRREA appraisals acceptable to Lender) such that the multifamily-only LTV upon commencement of the extension term, calculated as the outstanding principal balance of the Loan divided by the aggregate appraised value of all multifamily properties, does not exceed 60%, (v) payment of an extension fee in an amount equal to 0.25% of the outstanding principal balance of the Loan, and (vi) purchase of an interest rate cap as described above for the extended term.

8. Amortization:	None, apart from the requirement that the Loan be amortized to 60% of the Maximum Loan Amount as a condition to exercise of the extension option as set forth above.

9. Up-Front Fee:	The Funding Fee, as defined in the Fee Letter.

10. Duration Fee:	On the first day of the 4th full Interest Accrual Period, Borrower shall pay to Lender a Duration Fee in the amount of 0.20% times the then-outstanding principal balance of the Loan.

11. Exit Fee:	50 bps, payable on the amount of any repayment of the Loan in whole or in part, whether at maturity, in connection with Property releases, or otherwise (the “Exit Fee”); provided that no Exit Fee is payable with respect to any portion of the Loan that is repaid with either (1) the proceeds of an arm’s-length sale of one or more of the Properties to an unaffiliated third party or (2) take-out financing of any Property to Borrower or any of its affiliates from Goldman Sachs or its affiliates.

12. Collateral:	The Loan will be secured by a first mortgage or deed of trust on Borrower’s fee and/or leasehold interests in each Property listed in Exhibit A, other than any Property that is the subject of an arm’s-length sale to an unaffiliated third party prior to the Closing Date; personal property (tangible and intangible) and fixtures; applicable reserves; certificated Article 8 pledges by Pledgor of 100% of the direct equity interests in each Borrower; and a collateral assignment of all operating licenses, leases, management agreements, and all other agreements, each relating to the Property. If any material portion of the Property is a leasehold interest, the ground lease must contain financability provisions meeting rating agency requirements and otherwise satisfactory to Lender and a satisfactory estoppel letter must be provided.

13. Prepayment:	The Loan may be prepaid in whole or, solely in connection with the release of a Property in accordance herewith, in part, on any business day. Any payment of principal on a Payment Date shall be accompanied by interest accrued through the date of prepayment, plus any actual breakage costs (except that following a securitization, any payment of principal on a date that is not a Payment Date shall be accompanied by the amount of interest that would have been payable had such payment been made on the next succeeding Payment Date). In addition, each payment of principal shall be accompanied by the applicable Exit Fee, if any.

Provided no event of default is continuing, Borrower may release a Property or Properties from the Loan (or, prior to the Closing Date, from Lender’s commitment hereunder) in connection with an arm’s-length sale and conveyance to an unaffiliated third party by prepaying the Loan (or, prior to the Closing Date, reducing the Outstanding Commitment Amount) by an amount (the “Release Price”) that is not less than the greatest of (x) 110% of the applicable allocated loan amount, (y) 90% of the net proceeds from the sale of such Property or Properties after deducting reasonable and customary closing costs, fees, expenses, GS advisory fee and transfer taxes, and (z) the amount of the repayment that is required in order for the debt yield, after giving effect to such release and repayment, calculated as the aggregate net operating income of only the remaining multifamily Properties divided by the entire outstanding principal balance of the Loan (the “Multifamily Debt Yield”), to be no less than the greater of (x) the Multifamily Debt Yield on the Closing Date and (y) the Multifamily Debt Yield immediately prior to such release. For the avoidance of doubt, net operating income will exclude extraordinary or non-recurring items. Notwithstanding the foregoing, the Release Price for the Yale West Property (i) prior to the Closing Date, solely for purposes of calculating the Reduced Commitment Amount upon an arm’s-length sale of the Yale West Property to an unaffiliated third party, shall be $45,000,000 and (ii) if sold after the Closing Date in accordance with the Transaction Agreement, the allocated loan amount of the Yale West Property will not be more than $63,000,000 and clause (z) of the definition of Release Price will not apply to such sale.

If and to the extent that 100% of the net proceeds from the sale of a Property, after deducting reasonable and customary closing costs, fees, expenses, and transfer taxes, exceeds such Property’s Release Price, such excess shall be remitted into the Shortfall Reserve (as defined below) as additional collateral for the Loan unless all of the following conditions are satisfied: (1) the amount then contained in the Shortfall Reserve is equal to or greater than the Full Shortfall Reserve Amount (as defined below), (2) the

Multifamily Debt Yield is greater than 10%, and (3) no Event of Default is continuing. If all of the above conditions are satisfied, such excess shall not be subject to the prohibition against distributions and may be distributed to Sponsor for any purpose, including special dividends.

“Full Shortall Reserve Amount” means (x) $10,000,000 until the outstanding principal balance of the Loan has been reduced to 50% of the Maximum Loan Amount, or (y) $5,000,000 after the outstanding principal balance of the Loan has been reduced to 50% of the Maximum Loan Amount.

Borrower shall reimburse Lender for its actual reasonable and documented out-of-pocket expenses in respect of any such release. Upon request from Lender, Borrower shall deliver to Lender an officer’s certificate verifying the Release Price and the calculation of Multifamily Debt Yield.

The allocated loan amounts during the commitment period shall be as set forth in Exhibit E. Lender shall have the right in its sole discretion to reset the allocated loan amounts of each of the Properties on the Closing Date based upon, among other considerations, Property appraisals and Lender’s underwriting, and the revised allocated loan amounts shall be set forth in the Loan Agreement on the Closing Date. Notwithstanding any Property sales during the commitment period, the aggregate allocated loan amount of all Properties, including those that have been sold, shall at all times equal the Maximum Loan Amount. As a result, if one or more of the Properties are sold during the commitment period, the sum of all allocated loan amounts in the Loan Agreement will exceed the actual funded amount of the Loan.

For the avoidance of doubt, and without limiting Lender’s other options, Lender may elect to allocate all or nearly all of the loan amount to the multifamily Properties.

14. Late Fee:	5% of any amount (other than payment of the principal the maturity date or on any accelerated principal amount in the event of the acceleration of the Loan) not paid when due.

15. Closing Date Reserves:

Deferred Maintenance Reserve. At closing, Borrower shall fund a deferred maintenance and environmental conditions reserve (the “Deferred Maintenance Reserve”) in an amount equal to 105% of the cost of work reasonably required to be performed over the twelve months following closing, work associated with ADA compliance, and environmental remediation costs, all as determined by newly issued property condition and environmental reports. Provided no Event of Default is continuing, funds in the Deferred Maintenance Reserve will be disbursed to Borrower in accordance with a customary disbursement procedure to be set forth in the loan documents for payment of such costs.

Unfunded Obligations Reserve. To the extent applicable to any Property that is not a multifamily property or land, Borrower shall fund at closing an unfunded obligations reserve (the “Unfunded Obligations Reserve”) for any lease-related obligations of Borrower to a third party due during the term of the Loan, in an amount equal to 100% of all of Borrower’s material unfunded obligations to third parties, such as unpaid tenant allowances, leasing commissions, free rent and gap rent. Provided no Event of Default is continuing, funds in the Unfunded Obligations Reserve will be disbursed to Borrower in accordance with a customary disbursement procedure to be set forth in the loan documents for payment of such obligations.

Shortfall Reserve. At closing, Borrower shall fund a shortfall reserve (the “Shortfall Reserve”) in the amount of $10,000,000, to be held as additional collateral for the Loan. Provided no Event of Default is continuing, funds in the Shortfall Reserve will be disbursed to Borrower in accordance with a customary disbursement procedure to be set forth in the loan documents, for payment of operating expenses and capital expenditures that are set forth in the Lender-approved annual budget (subject to a permitted 10% variance, measured monthly on a rolling 3-month basis) or that are otherwise approved by Lender and for G&A Expenses, as defined below, in each case to the extent amounts available to Borrower for such purpose under the cash management system described below, including the Excess Cash Reserve, are insufficient, and subject to the aggregate cap on disbursements for G&A Expenses set forth under Cash Management.

The lockbox bank and cash management bank shall be a financial institution that meets customary ratings requirements and is reasonably satisfactory to both Borrower and Lender. Borrower and Lender hereby approve JPMorgan Chase Bank, N.A. as an acceptable institution for this purpose, provided that it is willing to enter into a lockbox agreement and a cash management agreement, each in form and substance satisfactory to both parties.

16. Cash Management:	All revenue of the Property shall be deposited into a lockbox account owned by Borrower but under the sole control of Lender at a financial institution meeting rating agency requirements selected by Borrower and reasonably approved by Lender either directly or within three business days after collection by (or, in the case of the Watergate Property, Borrower’s receipt from) a third-party property manager. All amounts contained in the lockbox account shall be remitted on a daily basis to an account specified by Lender (the “Cash Management Account”), and all amounts contained in the Cash Management Account shall in turn be applied monthly toward amounts required to be paid to or reserved with Lender and toward operating expenses and capital expenditures that are set forth in the Lender-approved annual budget (subject to a permitted 10% monthly variance) or that have otherwise been approved by Lender; and any excess amounts will be held by Lender in an account (the “Excess Cash Reserve”) as additional collateral for the Loan.

Provided no Event of Default is continuing, funds in the Excess Cash Reserve will be disbursed to Borrower in accordance with a customary disbursement procedure to be set forth in the loan documents for payment of (i) operating expenses and capital expenditures that are set forth in the Lender-approved annual budget (subject to a permitted 10% monthly variance) or that have otherwise been approved by Lender, to the extent amounts disbursed to Borrower from the Cash Management Account are insufficient, and (ii) general and administrative expense of Sponsor as necessary for the Sponsor to operate in the ordinary course of business and maintain its corporate existence (collectively, “G&A Expenses”); provided that the aggregate amount disbursed in respect of G&A Expenses from the Excess Cash Reserve and the Shortfall Reserve shall not exceed $15,000,000 per annum.

For the avoidance of doubt, Borrower shall be prohibited from making any distributions or payments to its affiliates except for G&A Expenses, subject to the limits set forth above, and payments on Lender-approved service contracts with affiliates that, following the Closing Date, have been subordinated to the Loan in a manner acceptable to Lender. For the avoidance of doubt, the net funded proceeds of the Loan may be distributed or directed to the Sponsor on the Closing Date to allow the Sponsor to make the special shareholder distribution to be declared in connection with the proceeds from the Loan and transactions contemplated by the Transaction Agreement.

17. Monthly Reserves:	The following reserves shall be maintained in accounts controlled by Lender and funded by Borrower as set forth below:

•   Basic Carrying Costs Reserve: To be funded monthly in amounts sufficient to accumulate payments for property taxes, insurance premiums and ground rents (if applicable), in each case by the 30th day prior to the date they come due.

•   Capital Expenditure Reserve: $300 per multifamily Unit, and $0.25 per square foot of office property, each per annum, funded monthly, subject in each case to revision based on the property condition reports.

18. Recourse:	The Loan will be non-recourse, except that Borrower and Sponsor (but not any other member, partner, direct or indirect equityholder in Borrower or any officer, director, employee, agent or advisor of any such entity) shall jointly and severally indemnify Lender and hold Lender harmless from and against any and all damages to Lender (including the legal and other expenses of enforcing such indemnity) resulting from or arising out of any of the following: (i) any intentional or grossly negligent physical waste at the Property, (ii) any fraud or intentional material misrepresentation, (iii) any willful misconduct (including any litigation or other legal proceeding initiated in bad faith that delays, opposes impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Lender to exercise its rights and remedies, any refusal to comply with the Loan Agreement’s “further assurances” provision, and entering into, amending, modifying or terminating any ground lease, operating lease, condominium document or other material agreement in violation of the loan documents), (iv) any misappropriation or misapplication of funds (including rents, casualty/condemnation proceeds and security deposits not maintained in accordance with applicable law or not delivered to Lender upon the occurrence of an event of default), (v) any voluntary debt, lien or transfer of collateral in violation of the loan documents that is not covered by the full recourse events set forth in clauses (A) and (B) below and which are not bonded over with an acceptable title company, (vi) any material breach of a representation or covenant regarding environmental matters contained in the loan documents, (vii) any failure to pay or maintain insurance policies or pay the amount of any insurance deductible following a casualty or other insurance claim, provided Lender permits cash flow from the Property to be applied for such purpose, (viii) any violation of SPE representations and covenants (and if Borrower is a recycled entity, liabilities arising from the prior operating history of the Borrower and the prior ownership of assets that do not constitute a portion of the collateral for the Loan), (ix) any fees or commissions paid to affiliates in violation of the loan documents, (x) any costs and expenses incurred by Lender as a result of an involuntary bankruptcy of Borrower (limited to amounts that exceed the costs of uncontested foreclosure), (xi) any transfer taxes resulting from Lender’s exercise of remedies following an Event of Default, (xii) any opposition by Borrower or Sponsor of Lender’s motion for stay relief in any bankruptcy filing, (xiii) any indemnification or other payment obligations of Borrower in favor of any person that was at any time its affiliate, any obligation of the mortgage Borrower to pay taxes of any person that was at any time its affiliate, and any obligation to pay legal fees, in each case to the extent such obligations were incurred prior to, and survive, a foreclosure or conveyance in lieu of foreclosure on the equity collateral, and (xiv) any modification of Borrower’s organizational documents amending or repealing its election to be governed by Article 8 of the UCC, or any termination or cancellation of the limited liability company membership certificate delivered to the Lender on the Closing Date.

In addition, the Loan shall be fully recourse to Borrower and Sponsor on a joint and several basis in the event of (A) any voluntary transfer of title to the Property or of direct or indirect equity interests in Borrower in violation of the loan documents, (B) any voluntary debt in the nature of mortgage or mezzanine debt, in each case in violation of the loan documents, (C) the filing of any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law or any similar federal or state law (or the filing of any involuntary petition if Borrower, Sponsor or any of their respective affiliates colluded with, solicited, caused to be solicited or joined other creditors in such filing), and (D) any violation of an SPE representation or covenant that results in a substantive consolidation of Borrower with any affiliate in a bankruptcy or similar proceeding.

The Loan Agreement shall provide that in the event that Borrower becomes a debtor in a case under the Bankruptcy Code, (i) Borrower irrevocably consents, to the fullest extent permitted by applicable law, to the sale of the Properties pursuant to Section 363, (ii) this consent is intended to be effective as a present and continuing consent, and may be presented to any bankruptcy court as evidence of such consent, and (iii) Borrower further agrees to support, and not oppose, any motion or application by Lender seeking approval of such a sale, and to take all actions reasonably requested by Lender to facilitate and effectuate such sale, including the marketing of the Properties in a commercially reasonable manner.

19. Property Management:	All existing property managers of the Properties (including Sponsor or subsidiary of the Subsidiary as property manager of the multifamily properties) as of the date of the Commitment Letter have been pre-approved as property manager, provided it operates under a written management agreement on arm’s length terms reasonably acceptable to Lender that provides for the segregation of funds as between the Collateral and other managed properties. Any replacement property manager and/or replacement of, and/or material modification to, the management agreement shall be subject to Lender’s consent and, if applicable, rating agency confirmation. The management agreement and the management fee, including any incentive management fees, shall each be subordinated to the Loan and the payment of debt service pursuant to the terms of a subordination agreement in form acceptable to both Borrower and Lender. In no event shall the management agreement provide for a base management fee in excess of 3.0% of gross revenues from the Property. If any of the following occur:

(a) an Event of Default on the Loan,

(b) a bankruptcy of the property manager,

(c) a material default by the property manager under its management agreement beyond any applicable notice and cure period, or

(d) a Multifamily Debt Yield (tested quarterly) that is below 7.5%, unless Borrower makes a prepayment from equity sources in an amount that increases Multifamily Debt Yield to at least 7.5%,

then Lender may require Borrower to terminate the management agreement and select a new property manager acceptable to Lender in Lender’s sole discretion.

20. Transfers:	Transfers of direct and indirect equity interests in Borrower shall be prohibited, subject to customary exceptions to be agreed, including, without limitation, (i) exceptions to recognize Sponsor is a publicly traded REIT and its shares may be traded on a nationally-recognized stock exchange and subject to customary officer, director and employee compensation arrangements, (ii) transfers of the direct and indirect interests in the Borrower held by the Sponsor pursuant to any internal reorganization in connection with the Liquidation, so long as Borrower remains a direct or indirect wholly owned subsidiary of the Sponsor (including any subsidiary REIT structure), and (iii) conversion of the Sponsor or any subsidiary of the Sponsor into a liquidating trust vehicle in connection with the Liquidation.

21. Additional Debt:	None permitted with respect to Borrower or Pledgor, with the exception (in the case of Borrower) of: (i) trade payables (not more than 60 days outstanding) incurred in the ordinary course of business in an amount not to exceed 2% in the aggregate of the initial principal balance of the Loan; (ii) real estate taxes that are not yet overdue; (iii) tenant allowances and capital expenditure costs otherwise permitted under the loan documents and paid when due; and (iv) in the case of Watergate 600 only, an unsecured intercompany loan owing to a wholly owned subsidiary of Sponsor so long as such loan is subordinated to the repayment of the Loan in a manner reasonably satisfactory to Lender. Direct and indirect mezzanine debt (except as set forth under “Loan Structure” below) and preferred equity that has a hard coupon, minimum return, mandatory redemption date or the equivalent (with consequences for failure to satisfy such requirements, such as a change in control or the triggering of buy-sell mechanisms) will be prohibited.

22. Expenses; Indemnification:	Sponsor agrees, whether or not any of the transactions set forth in this Commitment Letter or contemplated hereby are consummated, to indemnify and hold Lender and its affiliates harmless, and to reimburse Lender and its affiliates periodically for, (i) all reasonable and documented out-of-pocket costs and expenses relating to the Loan and its syndication, including the reasonable and documented out-of-pocket fees and disbursements of Lender’s attorneys and advisors; and (ii) any reasonable and documented out-of-pocket costs, expenses and damages to Lender and its affiliates resulting from any action, proceeding or investigation seeking to enjoin or otherwise resulting from any matter referred to in this Commitment Letter; and (iii) any claim for brokers/finders fees based on actual or alleged dealings with Sponsor, Borrower or any of their respective affiliates.

23. Expense Deposit:	$500,000.

24. Leasing:	Lender’s reasonable approval will be required over new non-residential leases and modifications or terminations of existing non-residential leases.

25. Budgeting:	At least 30 days after the commencement of each calendar year, Borrower shall submit to Lender an operating and capital budget. So long as no Event of Default is continuing, the submission shall be for informational purposes only. During the continuance of an Event of Default, the operating and capital budget will be subject to the consent of Lender.

26. Insurance Requirements:	Lender’s requirements will be more fully set forth in the loan documents and include the following:

•   All-risk replacement cost property insurance without any coinsurance and including coverage for damage caused by windstorm (including named storm), tsunami, mudslide, storm surge and hail, all in an amount equal to the full replacement cost of the Property; business income/rental value insurance covering the 18 month period from the date of any Casualty and containing an extended period of indemnity endorsement covering the six month period commencing on the date on which the Property has been restored; and liability insurance. Such coverage and the coverage described below shall be issued by one or more insurers having a rating of at least “A” by S&P, “A” by Fitch (to the extent Fitch rates the insurer) and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by AM Best), or a syndicate of insurers through which at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A“ by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by AM Best) and all remaining carriers are rated “BBB+” by S&P, “BBB+” by Fitch (to the extent Fitch rates the insurer) and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A: VIII” by AM Best).

•   So long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar statute is in effect, terrorism insurance for foreign and domestic acts in an amount equal to the full replacement cost of the Property (plus business income/rental value coverage as required above). If TRIPRA or a similar statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the all risk property and business interruption/rental loss insurance required hereunder on a stand alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount.

• If required by Lender, earthquake insurance (A) with minimum coverage equivalent to the greater of 1.0x SUL (scenario upper loss) and 1.5x SEL (scenario estimated loss) plus business income/rental value coverage as required above, (B) having a deductible approved by Lender (but in any event not in excess of 5% of the total insurable value of the Property) and (C) if the Property is legally nonconforming under applicable zoning ordinances and codes, containing ordinance of law coverage in amounts as required by Lender.

•   Flood insurance if the Property is located in a “100 Year Flood Plain” or “special flood hazard area” (Zones A and V) in an amount equal to the maximum limit of coverage available from FEMA/FIA, plus such excess limits as are requested by Lender, with a deductible not in excess of $25,000.

27. Reporting Requirements:	Prior to closing, Borrower shall deliver to Lender financial statements and operating statements with respect to the Sponsor on a consolidated basis, in each case for the prior three calendar years, audited by a nationally recognized accounting firm or other accounting firm satisfactory to Lender, and trailing twelve-month operating statements, all certified by an officer of Borrower or Sponsor.

On an ongoing basis, Borrower will deliver to Lender (i) annual certified unaudited financial statements within 85 days of year-end and, with respect to the Sponsor, audited financial statements within 120 days of year-end, (ii) quarterly unaudited statement of operations, and rent rolls within 45 days of the end of each fiscal quarter, (iii) monthly financial statements and rent rolls within 30 days of the end of such month, (iv) prompt notice (containing reasonable detail) of any casualty or threatened condemnation of the Property, as reasonably determined by Borrower including, but not limited to, any termination or cancellation of terrorism or other insurance required by the Loan Agreement, and (v) such other information as Lender may reasonably require.

Borrower’s failure to timely comply with the reporting requirements set forth in the loan documents, after Borrower’s receipt of written notice and the expiration of a 10-business day cure period, will be an Event of Default.

28. Loan Structure:	In Lender’s sole discretion after non-binding consultation with the Sponsor, either before or after closing, the Loan may be bifurcated into a mortgage loan and one or more levels of mezzanine debt secured by direct and/or indirect equity interests in the mortgage borrower. Borrower acknowledges and agrees that the time necessary to complete a mezzanine foreclosure may be shorter than the time necessary to complete a mortgage foreclosure and each mezzanine loan shall have its own consent and approval rights independent of the mortgage loan. In addition, the Loan or any portion thereof may be further bifurcated into senior and subordinate components, which may be represented by separate notes. The resulting loans, notes and/or components may be assigned different interest rates, but their initial weighted average shall equal the Interest Rate specified herein. Prepayments will be applied sequentially, starting with the most senior debt, or in such other sequence as Lender shall determine.

29. Cooperation:	Borrower acknowledges that Lender intends to sell, assign, participate or otherwise transfer the Loan, any portion thereof or interest therein in one or more public or private offerings, assignments and/or participations. Sponsor and Borrower shall enter into a cooperation agreement pursuant to which they shall cooperate with Lender in connection with any such transaction, including (i) making changes to loan documentation, provided such changes are not adverse to Borrower in any material respect, (ii) bifurcating the Loan as described under “Loan Structure” above (and creating mezzanine borrower entities, if applicable), (iii) reallocating the principal amount and interest rates of the components of the Loan, provided the aggregate principal amount and initial weighted average interest rate do not increase, (iv) obtaining ratings from two or more rating agencies, (v) delivering updated information on Borrower, Sponsor, and the Property, (vi) participating (including senior management of Borrower) in a bank or investor meeting if requested by Lender and at mutually agreeable times and places (including virtual meetings) and (vii) cooperating with Lender in connection with the preparation of marketing materials related to the Loan. The foregoing shall be at Lender’s sole cost and expense, provided Borrower shall pay the legal fees of its counsel. Information and materials provided to Lender (other than tax returns of the Borrower) by or on behalf of Borrower or Sponsor may ultimately be incorporated into offering documents for a secondary market transaction involving the Loan. In connection therewith, Lender and its representatives may share all such information and material with the investment banking firms, rating agencies, accounting firms, law firms and other third-party advisory firms involved with the Loan and the loan documents relating thereto or the applicable secondary market transaction, and various investors may see some or all of such information and materials, provided that, in any such instance, the recipient has agreed that it shall be obligated to maintain the confidentiality of all such information and use it only for the purposes of evaluating its potential or actual interest in the Loan, which agreement may be in the form of a “click-through” agreement on a data site (or, in the case of a securitization, recipients are informed of the confidential nature of such information in a customary manner).

Goldman Sachs agrees that it or one of its affiliates will serve as Administrative Agent for the Loan, provided that (a) Goldman Sachs is not the subject of any legal action relating to the Loan, (b) no event of default is then continuing, (c) there is no legal, regulatory, or other directive from a governmental or quasi-governmental authority that restricts Goldman Sachs’s ability to act in such capacity or imposes any increased burden or liability on Goldman Sachs as a result of acting in such capacity, (d) Goldman Sachs’s entire interest in the Loan has not been sold, (e) Goldman Sachs has not been removed as Administrative Agent for “cause” by the Lenders under any applicable co-lender agreement relating to the Loan, (f) no part of the Loan has been securitized, and (g) there is no internal directive of general applicability that prevents Goldman Sachs from continuing to serve as administrative agent for loans, including but not limited to the Loan.

30. Indemnification:	With respect to any securitization of the Loan, Borrower and Sponsor shall jointly and severally indemnify Lender, any of its “controlling persons” (as defined under federal securities law) and any underwriters in a securitization of the Loan from and against any loss or expense incurred as a result of any misstatements of any material fact in any written offering material submitted to Sponsor or Borrower, and any omissions to state a material fact required to make the statements in such offering materials not misleading (the foregoing indemnity being limited to misstatements and omissions regarding Borrower, the Property, Sponsor or the Loan).

31. Confidentiality:	Sponsor and Borrower, for themselves and on behalf of their respective principals, agents and representatives acknowledge that this Commitment Letter, including the information contained herein, and any written communications provided by, or oral discussions with, Lender regarding the Loan are confidential and agree not to refer to publicly or share the same with any person without Lender’s prior written consent; provided, however, that Lender hereby consents to Sponsor’s disclosure of (i) this Commitment Letter and such communications and discussions to Sponsor’s and Borrower’s respective officers, directors, agents and advisors who are directly involved in the consideration of the Loan and to actual or prospective investors in Sponsor, in each case, who have been informed by Sponsor of the confidential nature of this Commitment Letter and such communications and discussions and who have agreed to treat such information confidentially, (ii) this Commitment Letter as required by applicable law or compulsory legal process, or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee (and in each such case, to the extent practicable and not prohibited by applicable law, Sponsor shall promptly provide Lender with written notice thereof), (iii) following

Sponsor’s acceptance and return of an executed counterpart of this Commitment Letter, this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any offering memoranda relating to the Loan, in any syndication or other marketing materials in connection with the Loan or in connection with any public filing relating to the Loan, (iv) following Sponsor’s acceptance and return of an executed counterpart of this Commitment Letter, Sponsor may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law or regulation on the advice of your counsel to be filed, (v) Sponsor may disclose, on a confidential basis, the existence and contents of this Commitment Letter (but not the Fee Letter) to any rating agency or any prospective lenders to the extent necessary to satisfy its obligations or the conditions hereunder, (vi) Sponsor may disclose the aggregate fee amounts contained in the Fee Letter in financial statements or as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Loan and the transactions contemplated by the Transaction Agreement to the extent customary or required in offering and marketing materials for the Loan or in any public filing relating to the transactions contemplated by the Transaction Agreement (which in the case of such public filing may indicate the existence of the Fee Letter) and (vii) in connection with the exercise of any remedy or enforcement of Sponsor’s right under this Commitment Letter and the Fee Letter; provided that, the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) on the date that is two years after this Commitment Letter has been accepted by Sponsor.

Notwithstanding anything herein to the contrary, Sponsor (and each employee, representative or other agent of Sponsor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Loan; provided, however, that any information relating to the tax treatment or tax structure of the Loan will remain subject to the confidentiality provisions hereof (and the tax treatment and tax structure of the Loan shall not be disclosed) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

Lender shall maintain the confidentiality of confidential information and materials provided to Lender by or on behalf of Borrower or Sponsor in accordance with its customary procedures, it being agreed that such information and materials may be disclosed to any potential co-investors or investors (including mezzanine buyers), and may ultimately be incorporated into offering documents for a secondary market transaction involving the Loan.

32. Broker:	Sponsor agrees to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by Sponsor or its affiliates who brought about the issuance of this Commitment Letter or the consideration of the Loan. Sponsor agrees to indemnify and hold Lender harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Commitment Letter or Lender’s extending the Loan which may be asserted against Lender by any person. The foregoing indemnity shall survive any termination hereof and the closing of the Loan.

Sponsor acknowledges and agrees (a) that any Broker is not an agent of Lender and has no power or authority to bind Lender, (b) that Lender is not responsible for any recommendations or advice given to Sponsor by any Broker, (c) that Lender and Sponsor are dealing at arms’ length with each other in a commercial lending transaction, (d) that no fiduciary or other special relationship exists or shall exist between Lender and Sponsor, and (e) that Sponsor shall not be entitled to rely on any assurances or waiver given, statements made, or actions taken, by any Broker that purport to bind Lender or modify or otherwise affect this Commitment Letter or the Loan, unless Lender has, in its sole discretion agreed in writing with Sponsor to such assurances, waivers, statements, actions or modifications. Sponsor acknowledges and agrees that Lender may, in its sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by Sponsor to such Broker, and (ii) may create a potential conflict of interest for Broker in its relationship with Sponsor. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Lender and such Brokers.

33. No Fiduciary Duty, etc.:	Sponsor acknowledges that, in connection with this Commitment Letter and the transaction contemplated hereby, Lender will rely upon and assume the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender and its affiliates will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Sponsor, Borrower or any other party or any of their respective affiliates or to advise or opine on any related solvency or viability issues. It is understood and agreed that Lender and its affiliates will act under this Commitment Letter as an independent contractor and nothing in this Commitment Letter, the transaction contemplated hereby or otherwise shall be deemed to create a fiduciary duty or fiduciary or agency relationship between Sponsor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and Lender or any of its affiliates, stockholders, employees or creditors, on the other. Sponsor will make its own evaluation with respect to the transactions contemplated hereby and will rely solely on its own evaluation and the advice of its own advisors and representatives in connection therewith and not upon the advice of Lender or any of its representatives. Sponsor agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary duty or relationship. Nothing in this Commitment Letter is intended to confer upon any other person (including affiliates, stockholders, employees or creditors of the Sponsor) any rights or remedies hereunder or by reason hereof.

As you know, Lender and its affiliates (together, “Lender Group”) are a full service financial institution engaged, either directly or through affiliates in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, Lender Group and funds or other entities in which Lender Group invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, Lender Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of Sponsor, Borrower and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with Sponsor and/or Borrower. In addition, Lender Group may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although Lender Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, Lender

Group shall have no obligation to disclose such information, or the fact that Lender Group is in possession of such information, to Sponsor, Borrower or any other person or to use such information on behalf of Sponsor or Borrower.

34. Governing Law, etc.:	The loan documents and this Commitment Letter shall be governed by the laws of the State of New York. With respect to any claim, suit, action, or proceedings relating to this Commitment Letter (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan, and waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Each party hereto hereby waives the right to a trial by jury in any Proceedings. Notwithstanding the foregoing, that it is understood and agreed that the determination of whether the Acquisition has been consummated in accordance with the terms of the Transaction Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principals of conflicts of laws thereof.

35. Miscellaneous:	No other agreements between the parties shall be legally binding unless contained in a legally binding written instrument signed by both parties. Nothing herein or in the loan documentation or any other prior writing or course of action shall be construed to create any partnership or other fiduciary relationship of any sort whatsoever. This Commitment Letter may not be assigned by Borrower or Sponsor (and any purported assignment will be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter represents the entire agreement and understanding of the parties with respect to its subject matter, and all prior agreements and understandings among or between the parties with respect to such subject matter, whether oral or written, including any confidentiality and nondisclosure agreements, are terminated and superseded hereby. This Commitment Letter may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original and all of which shall constitute one and the same agreement. Copies of originals, including copies delivered by facsimile, pdf or other electronic means, shall have the same import and effect as original counterparts. Sponsor will make its own evaluation with respect to the transactions contemplated hereby and will rely solely on its own evaluation and the advice of its own advisors and representatives in connection with therewith and not upon the advice of Lender or any of its representatives. The federal Equal Credit Opportunity Act prohibits creditors from discriminating against credit applicants on the basis of race, color, religion, national origin, sex, marital status, age (provided the applicant has the capacity to enter into a binding contract); because all or part of the applicant’s income derives from any public assistance program; or because the applicant has in good faith exercised any right under the Consumer Credit Protection Act. The federal agency that administers compliance with this law concerning this creditor is: Consumer Financial Protection Bureau, 1700 G Street NW, Washington, DC 20006. If your application for business credit is denied, you have the right to a written statement of the specific reasons for the denial. To obtain the statement, please contact the Real Estate Finance Group Administrator at [***] within 60 days from the date you are notified of our decision. We will send you a written statement of reasons for the denial within 30 days of receiving your request for the statement.

Exhibit D

Conditions to Closing

In addition to the other closing conditions specified in this Commitment Letter, including the Due Diligence and Special Reserves provisions, closing of the Loan will be subject to the fulfillment of the following conditions in a manner and with results reasonably satisfactory to Lender:

1.	Reasonably satisfactory completion of all entity level due diligence, including:

•

Satisfactory review of financial condition, cash flow projection assumptions, financial statements, organizational documents (including an organizational structure chart listing all persons and entities having a 10% or greater direct or indirect ownership interest in Borrower) and business history of Borrower, Sponsor and all other material loan parties.

•	Satisfactory UCC, lien, judgment, litigation and bankruptcy searches with respect to Borrower, Sponsor and all other material loan parties.

•

Satisfactory evidence of authorization, good standing, and Borrower’s authorization to do business in the states in which the Properties are located, together with customary officer’s and incumbency certificates.

2.

Reasonably satisfactory completion of real estate and Property-level documentation and review requirements, including title, survey, tax, environmental (including a Phase I ESA), engineering, property condition, seismic, legal, zoning, certificate of occupancy, permits, licenses, entitlements, leases, ground leases (satisfying customary CMBS financeability criteria), material agreements, collective bargaining agreements and any other employment-related agreements, rent rolls, operating and service agreements, and all other documents, agreements or other instruments material to the Property or Borrower’s interest therein.

3.	Receipt of a reasonably satisfactory MAI/FIRREA compliant appraisal of each Property from an appraiser selected and engaged by Lender.

4.

Receipt of a reasonably satisfactory lender’s title insurance policy for each Property, with customary endorsements to the extent available in each applicable jurisdiction, reflecting good and valid title to each Property, subject only to permitted encumbrances customary for comparable financings of this general asset type (together with copies of all exceptions and other items referred therein); and an owner’s title insurance policy for each Property in an amount not less than its allocated loan amount, with a mezzanine endorsement, and an Eagle-9 or equivalent UCC title insurance policy.

5.

The preparation, execution and delivery of loan documentation and all other contracts, instruments, addenda and documents deemed necessary by Lender to evidence the Loan and the Collateral (the “Loan Documents”), including a Loan Agreement and all documents and instruments required to create and perfect the Lender’s first-priority security interests in the Collateral, subject only to permitted encumbrances (which shall be, if applicable, in proper form for filing or recording, as applicable, with all conditions to filing or recording concurrently satisfied), all reasonably satisfactory in form and substance to Lender and Sponsor and reflecting the terms, conditions and provisions of this Commitment Letter.

6.

The preparation, execution and delivery of customary opinions of Borrower’s and Sponsor’s counsel covering such matters as Lender may reasonably require, including acceptable non-consolidation opinions, all satisfactory in form and substance to Lender.

7.	Delivery of certificated Article 8 equity interests reflecting 100% of the equity in the individual Borrowers (or 99.6% in the case of Watergate 600).

8.	Satisfactory evidence of compliance with the insurance requirements of the Loan Documents.

Exhibit E

Initial Allocated Loan Amounts